O que faz um

pequeno accionista

numa Assembleia

Geral da PT?

Vota

Enquanto pequeno accionista da PT, é muito provável que nunca tenha participado numa Assembleia Geral. Talvez por pensar que as poucas acções que detém não têm grande importância na decisão dos destinos da empresa. Pois desta vez têm toda a importância.

A Assembleia Geral Extraordinária que se aproxima é também extraordinária porque está muita coisa em causa. Senão vejamos.

Como saberá, existe uma OPA lançada pela Sonaecom sobre a Portugal Telecom, já aprovada pela Autoridade da Concorrência e pela CMVM.

Pois por muito que a oferta da Sonaecom seja do seu interesse, os estatutos actuais da PT (tal como existem) não lhe permitem beneficiar dela, uma vez que exigem a aprovação dos accionistas para a aquisição de mais de 10% da empresa pela Sonaecom, e limitam o exercício de direito da voto das acções adquiridas.

Mas o pior, é que se você não comparecer a votar na Assembleia Geral Extraordinária da PT deixará que sejam os grandes accionistas da PT a decidir o que é melhor para si, para o seu dinheiro e para a empresa de que é accionista.

Se não quer que isto aconteça, se não quer que outros decidam por si, se quer ter uma palavra a dizer no futuro da PT, é essencial fazer-se representar na Assembleia Geral para desblindar os estatutos que impedem esta operação.

É importante votar para ser ouvido. É importante votar para proteger o seu investimento.

Para saber mais, ligue 800 844 613 ou vá a www.sonae.com

Votar na Assembleia Geral para desblindar os estatutos da PT é essencial.

Esta comuniação serve apenas para fins informativos e não constitui uma oferta ou convite a adquirir, nem uma solicitação de oferta para vender quaisquer valores mobiliários da Portugal Telecom ("PT").

A Sonaecom e a Sonaecom B.V. registaram um prospecto (o “Prospecto Português”) e documentação complementar junto da Comissão do Mercado de Valores Mobiliários (a "CMVM"), definindo os termos e condições da oferta pública em Portugal (a “Oferta em Portugal” ou a “Oferta”) para todas as acções ordinárias e acções da categoria A da PT. Os investidores da PT e titulares de valores mobiliários fora dos Estados Unidos devem ler o Prospecto Português relativo

à oferta pública para a PT em Portugal, pois contém informações importantes. Podem ser obtidas cópias gratuitas do Prospecto Português no website da CMVM em www.cmvm.pt. O Prospecto Português também pode ser obtido no website da Sonaecom em www.sonae.com. Não serão enviadas, distribuídas ou disponibilizadas de qualquer forma nos Estados Unidos cópias do Prospecto Português.

A Sonae, Sonaecom e Sonaecom B.V. (os "Adquirentes") apresentarão um formulário TO (Schedule TO) junto da SEC contendo uma oferta para adquirir todas as acções ordinárias da PT pertencentes a titulares americanos pelo preço de €9,50 por acção e todas as American Depository Shares (ADSs) da PT pelo equivalente em dólares americanos a €9,50 por ADS (a “Oferta dos E.U.A.”). A Oferta dos E.U.A. está a ser feita nos Estados Unidos apenas por meio da oferta de aquisição e anexos entregues a esse respeito (incluindo a carta de transmissão de ADSs), que contém os termos e condições completos da oferta pública. OS INVESTIDORES DOS E.U.A. E OS TITULARES DE VALORES MOBILIÁRIOS DA PT NOS E.U.A., INCLUINDO OS TITULARES DE ADSS, DEVEM LER A OFERTA DE AQUISIÇÃO E OS RESTANTES DOCUMENTOS RELEVANTES ENTREGUES À SEC, BEM COMO TODOS OS ADITAMENTOS E ANEXOS A TAIS DOCUMENTOS, POIS CONTÊM INFORMAÇÕES IMPORTANTES. Os investidores e os titulares de valores mobiliários podem obter cópias gratuitas da oferta de aquisição, bem como dos outros documentos relevantes, no website da SEC em www.sec.gov. A oferta de aquisição e outros documentos relacionados podem ser obtidos gratuitamente do agente de informação: Innisfree M&A Incorporated: Chamada Gratuita (888) 750-5834, Chamada a cobrar no destinatário (212) 750-5833.

Este press release pode conter informações e declarações com previsões futuras sobre a Sonae, Sonaecom, PT ou os seus negócios combinados após a conclusão das ofertas dos E.U.A. e Portuguesa, com base nas expectativas ou convicções actuais dos Adquirentes. As declarações com previsões futuras são declarações que não constituem factos históricos. Estas declarações com previsões futuras podem estar relacionadas, entre outras coisas, com: estratégias de gestão; sinergias e economia de custos; operações futuras, produtos e serviços; integração dos negócios; posição de mercado; planos de alienação de activos e investimentos; níveis líquidos da dívida e EBITDA; e crescimento de lucro por acção, política de dividendos, calendarização e benefícios da oferta e dos negócios combinados. Estas declarações com previsões estão sujeitas a um grande número de factores e incertezas que podem fazer com que os resultados reais sejam materialmente diferentes dos descritos nas declarações com previsões, incluindo, designadamente, alterações regulatórias, das condições da indústria de telecomunicações e das condições económicas; a capacidade de integrar os negócios; a obtenção de quaisquer autorizações administrativas aplicáveis e cumprimento de quaisquer condições com elas relacionadas; custos relativos à oferta e à integração; litígios; e os efeitos da concorrência. As declarações com previsões podem ser identificadas através de palavras como “acredita,” “espera,” “antecipa,” “projecta,” “tenciona,” “deve,” “procura,” “estima,” “futuro” ou expressões semelhantes. Embora estas declarações reflictam as nossas expectativas actuais, que julgamos serem razoáveis, os investidores e accionistas da PT são advertidos de que a informação e declarações de previsões estão sujeitas a vários riscos e incertezas, muitos dos quais são difíceis de prever e geralmente incontroláveis , o que pode fazer com que os resultados e desenvolvimentos reais sejam materialmente diferentes dos expressos, implícitos ou projectados pelas informações e declarações com previsões. Adverte-se assim o leitor a não atribuir significado factual a quaisquer informações ou declarações com previsões. Não assumimos a obrigação de actualizar quaisquer informações ou declarações com previsões do futuro.

Esta comunicação não se destina a ser publicada, divulgada ou distribuída a partir de ou na Austrália, Canadá ou Japão, ou qualquer outra jurisdição onde seja proibida.